EXHIBIT 5.1

11 Shraga Refaeli St., Suite 57, Petach Tikva, Israel 4906400

Tel: IL +972-50-5485348; US 1-646-572-6390; lior@ostashinsky-law.com

August 8, 2017

Re: New Leap, Inc. (hereinafter the “Company”) Registration Statement on Form S-1, Relating to a maximum of 7,000,000 shares of New Leap, Inc.’s Common Stock par value $.0001 per share to be sold by the Company and the selling shareholder (the "Shareholder")

Dear Sir/Madam:

Our firm has been requested by the Company to issue a legal opinion with respect to whether 7,000,000 shares of Common Stock to be registered pursuant to Form S-1 (the “Registration Statement”), which will be filed shortly by the Company with the Securities and Exchange Commission (the “SEC”) for the purpose of registering such 7,000,000 shares of Common Stock, par value $.0001 per share, of the Company, 6,000,000 of which are to be offered by the Company ("New Shares") and 1,000,000 of which are to be offered by the selling shareholders ("Old Shares") pursuant to the Securities Act of 1933, as amended (the "Act"), shall upon issuance be or shall have been when issued to the Shareholders, duly and validly authorized, legally issued, fully paid and non-assessable under the laws of the state of Delaware.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the New Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable under the laws of the state of Delaware when issued by the Company if the consideration for the New Shares as required in the Registration Statement is received by the Company.

It is further our opinion that, based upon the foregoing and subject to the limitations set forth herein, the Old Shares to be sold by the Shareholder pursuant to the Registration Statement, have been duly and validly authorized, legally issued, fully paid and non-assessable under the laws of the state of Delaware when issued by the Company to such Shareholder.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours, Ostashinsky Lior Law Office

By:	/s/ Lior Ostashinsky
Lior Ostashinsky
August 8, 2017